Exhibit 10.69




                                                November 26, 2003



Mr. Barry S. Howe
34 Christopher Lane
Sudbury, Massachusetts  01776

Dear Barry:

     This letter confirms our arrangement regarding the termination of your employment with Thermo Electron Corporation, and any of its subsidiaries and affiliates (collectively, the "Company").

     The following is our agreement related to the termination of your employment with the Company:

1. Termination of Employment: Your employment with the Company will terminate effective as of May 31, 2004. The date your employment ends is referred to below as the "Employment Termination Date." You will be paid your current regular base salary through the Employment Termination Date. You may accelerate the Employment Termination Date to a date earlier than May 21, 2004 if you wish, in which case your employment and base salary payments will cease as of that earlier date. If before May 31, 2004 you accept a job offer from a business that competes, anywhere in the world, with a Company business you shall be deemed to have accelerated the Employment Termination Date to the date of such acceptance; provided, however, that those businesses which compete with a Company business shall be excluded from causing an acceleration of the Employment Termination Date if the Company business has annual revenue of less than five million dollars.

     During the period beginning on the date this letter agreement becomes irrevocable and ending on the Employment Termination Date, your title will be Vice President, New Business Development, reporting to Marijn E. Dekkers.

     You hereby resign as an officer or director of any of the Company's subsidiaries or affiliates, effective as of the day this letter agreement becomes irrevocable.

2. 2003 Bonus: You will be entitled to receive a bonus for your performance in 2003 in accordance with the Company's plan applicable to you, but not less than the amount of your target bonus ($195,000), which bonus shall be payable at the same time in 2004 as

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Mr. Barry S. Howe
November 26, 2003
Page 2

     bonuses to other employees are paid. You will not be eligible for a bonus for fiscal year 2004.

3. Severance Payment: You will be entitled to receive severance of $487,500 (equivalent to 18 months of your annual base salary of $325,000). You will receive the severance payment within 10 days after the later of the Employment Termination Date or the date this letter agreement becomes irrevocable.

4. Accrued Vacation: Payment of your accrued but unused vacation account will be made in a lump sum on your Employment Termination Date. You will not continue to earn vacation or other paid time off after the Employment Termination Date.

5. Full Payment: You agree that all payments provided to you under paragraphs 1, 2 and 4 of this Agreement are in complete satisfaction of any and all amounts due to you from the Company through the Employment Termination Date, except for any business expense reimbursement payable to you by the Company in accordance with any Company policy applicable to you. You agree not to use your Company credit card for any personal expenses.

6. Employee Benefit Programs: Your participation in all employee benefit programs of the Company will cease in accordance with the terms of those programs. For example, your medical and dental coverage will terminate on the last day of the calendar month in which your termination occurred. Your eligibility for long term disability (LTD) and all life insurance benefits will cease on the date of termination. Your access to the Employee Assistance Plan (EAP) will continue for sixty (60) days from your date of termination. Provided you have been receiving Company medical benefits at the time of your termination, you will have the option to exercise your COBRA rights to purchase health and dental insurance under the Company's group plans. All COBRA premium costs shall be paid by you on a monthly basis for as long as, and to the extent that, you remain eligible for COBRA continuation. You should consult the COBRA materials to be provided by the Company under separate cover for details regarding these benefits.

7. 401(k) Plan: Under the rules of the Company's 401(k) plan, your active participation in the plan shall end on the Employment Termination Date. Information will be provided to you regarding various election options available to you regarding your account.

8. Stock Options: No further vesting of your stock options in the Company and no further lapsing of the Company's repurchase rights will occur after the Employment Termination Date. If you do not exercise your vested options by the earlier of (i) the date of the original expiration date of the options, or (ii) the date that is three months after the Employment Termination Date, your options will expire and be canceled, and you will have no further rights with respect to your options; however, if you are 55 or older and have been employed by the Company for at least 10 years, you may have a longer period

Mr. Barry S. Howe
November 26, 2003
Page 3

     to exercise some of your options. Please consult your Human Resources representative if you meet these criteria.

9. Taxes: All payments by the Company under this Agreement will be reduced by all taxes and other amounts that the Company is required to withhold under applicable law and all other deductions authorized by you.

10. Company Property: You will return to the Company any and all documents, materials and information related to the Company, or its subsidiaries, affiliates or businesses, and all other property of the Company, (with the exception of your current laptop computer, which you may retain provided you delete all Company related confidential material before the Employment Termination Date) including, without limitation, equipment and files in your possession or control, on or before the Employment Termination Date. Further, you agree that on and after the Employment Termination Date you will not for any purpose attempt to access or use any Company computer or computer network or system, including without limitation its electronic mail system.

11. Outplacement Services: You will be entitled to utilize until the first anniversary of the Employment Termination Date, at no cost to you, the services of an outplacement firm selected by the Company, up to a maximum charge of $20,000 for such services.

12. Release: In exchange for a portion of the payments outlined in paragraphs 3 and 11 hereof, you hereby irrevocably and unconditionally waive, release, acquit and forever discharge the Company and each of its respective current, former or future officers, directors, employees, agents, representatives, shareholders and legal predecessors and successors, from any and all claims, liabilities, damages, actions, causes of action and suits, whether known or unknown, which you now have, own or hold, or claim to have, own or hold, or which at any time heretofore, had owned or held, or claimed to have owned or held, or which you at any time hereafter may have, own or hold, or claim to have owned or held against them, based upon, arising out of or in connection with any circumstance, matter or state of fact up to the date of this agreement, including without limitation those based upon or arising out of the termination of your employment and other relationships with the Company, your compensation while employed by the Company, your stock options or any terms thereof or relating thereto and any of the Company's policies, procedures or requirements, except for your rights arising from this agreement. This release includes, but is not limited to, any claims for breach of contract, wrongful termination, or age, sex, race, disability or other discrimination under the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967 or other federal, state or local laws prohibiting such discrimination or under any other federal, state or local employment laws.

Mr. Barry S. Howe
November 26, 2003
Page 4

     YOU UNDERSTAND AND ACKNOWLEDGE THAT YOU HAVE BEEN ADVISED TO SEEK THE ADVICE OF AN ATTORNEY, IF YOU SO CHOOSE, PRIOR TO SIGNING THIS RELEASE AND TO THE EXTENT DESCRIBED HEREIN YOU ARE GIVING UP ANY LEGAL CLAIMS YOU HAVE AGAINST THE COMPANY AND EACH OF ITS RESPECTIVE CURRENT, FORMER OR FUTURE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, SHAREHOLDERS, LEGAL PREDECESSORS AND SUCCESSORS, BY SIGNING THIS RELEASE. YOU FURTHER UNDERSTAND THAT YOU MAY HAVE 21 DAYS TO CONSIDER THIS AGREEMENT, THAT YOU MAY REVOKE IT AT ANY TIME DURING THE SEVEN DAYS AFTER YOU SIGN IT, AND THAT IT WILL NOT BECOME EFFECTIVE UNTIL THE 7-DAY REVOCATION PERIOD HAS PASSED WITHOUT REVOCATION. YOU FULLY UNDERSTAND YOUR RIGHT TO TAKE 21 DAYS TO CONSIDER SIGNING THIS RELEASE AND, AFTER HAVING SUFFICIENT TIME TO CONSIDER YOUR OPTIONS, YOU HEREBY WAIVE YOUR RIGHT TO TAKE THE FULL 21-DAY PERIOD. YOU ACKNOWLEDGE THAT YOU ARE SIGNING THIS RELEASE KNOWINGLY, WILLINGLY AND VOLUNTARILY IN EXCHANGE FOR A PORTION OF THE CONSIDERATION DESCRIBED IN PARAGRAPHS 3 AND 11 HEREOF.

     Section 1542 Waiver - If you are employed in California, you understand and agree that the claims released in this paragraph 12 above include not only claims presently known to you, but also include all unknown or unanticipated claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character that would otherwise come within the scope of the released claims as described above in this paragraph 12. You understand that you may hereafter discover facts different from what you now believe to be true, which if known, could have materially affected this Agreement, but you nevertheless waive any claims or rights based on different or additional facts. You knowingly and voluntarily waive any and all rights or benefits that you may now have, or in the future may have, under the terms of Section 1542 of the Civil Code of the State of California, which provides as follows:

     A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH A CREDITOR DOES NOT KNOW OF OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

13. Non-Solicitation: Until May 31, 2005 (August 1, 2004 in the case of your executive assistant), you hereby agree that you will not induce any employee of the Company to terminate his or her employment with the Company, or hire or cause to be hired any such employee so induced.

Mr. Barry S. Howe
November 26, 2003
Page 5

14. Restriction on Purchase or Sale of Common Stock: You understand that as of the date this letter agreement becomes irrevocable you will no longer be a "Reporting Person," for purposes of Section 16 of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder. However, you understand that for a period of six months following such date you are required to report certain transactions pursuant to such rules and regulations on Forms 4 and 5.

15. Non-Disparagement: You agree that you will continue to support and promote the interests of the Company and that you will not criticize, disparage, defame or in any way comment negatively to anyone about the Company or any of the people or organizations connected with it, or do or say anything that could disrupt the good morale of the employees of the Company or otherwise harm the interests or reputation of the Company and any of the organizations or people connected with it. Thermo Electron Corporation agrees to cause its officers to not criticize, disparage, defame or in any way comment negatively about you to anyone outside of the Company. Nothing in this paragraph shall prevent the parties from (i) complying with compulsory legal process or otherwise making disclosures in connection with litigation or administrative proceedings, (ii) making such disclosures as are necessary to obtain legal advice, (iii) making disclosures as are required by federal, state or local regulatory authorities, and (iv) making disclosures which by law are required or cannot be prohibited.

16. Cooperation: You agree to reasonably cooperate with the Company with respect to all matters arising during or related to your employment, including but not limited to cooperation in connection with any governmental investigation, litigation or regulatory or other proceeding which may have arisen or which may arise following the signing of this Agreement. If such cooperation requires that you travel outside the Boston metropolitan area, the Company shall reimburse you for your travel expenses in accordance with Company policy applicable to business travel by executive officers, and if your cooperation requires expenditure of a material amount of your time after the Employment Termination Date, the Company shall compensate you at a per diem rate that reflects your current base salary.

17. Waiver of Jury Trial: Each of the parties hereby expressly, knowingly and voluntarily waives all benefit and advantage of any right to a trial by jury, and agrees that neither you nor the Company will at any time insist upon, or plead or in any manner whatsoever claim or take the benefit or advantage of, a trial by jury in any action arising in connection with this Agreement.

Mr. Barry S. Howe
November 26, 2003
Page 6

18. Company Information and Invention Agreement: You agree to comply with the terms of a Company Information and Invention Agreement, a copy of which is attached hereto as Exhibit A. Such agreement supersedes any prior agreement covering the same subject matter, which you may have signed with the Company previously.

19. Entire Agreement: This letter contains the entire Agreement between you and the Company and supersedes all prior and contemporaneous agreements, communications and understandings, whether written or oral, relating to the subject matter of this letter, except that the Company Information and Invention Agreement, the Executive Retention Agreement between the Company and you dated January 17, 2001, and the Indemnification Agreement between the Company and you dated January 18, 2001 shall survive in accordance with their terms. If your Employment Termination Date follows a "Change in Control Date" your termination of employment shall be deemed a termination on the Employment Termination Date by the Company without "Cause" and you shall be entitled to the benefits provided in the Executive Retention Agreement in lieu of the severance payment provided in paragraph 3 of this letter. The quoted phrases in the preceding sentence are as defined in the Executive Retention Agreement."

20. This Agreement will be governed by and interpreted in accordance with the laws of the Commonwealth of Massachusetts without regard to choice of law provisions.

21. Severability: If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and replaced with a provision which is enforceable and comes closest to the intent of the parties underlying the unenforceable provision.

22. Relief: In the event of breach of the provisions of this Agreement by any party, in addition to any other rights that the other parties may have under law or in equity, each party shall have the right to specific performance and injunctive relief, it being acknowledged and agreed that money damages will not provide an adequate remedy. In the event litigation is brought with respect to this Agreement, the prevailing party shall be entitled to recover from the losing party his or its reasonable attorney's fees and expenses.

23. Successors and Assigns: This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, including corporations with which, or into which, the Company may be merged or which may succeed to its respective assets or business; provided, however, that your obligations are personal and may not be assigned.

24. Amendment: This Agreement may be amended or modified only by a written instrument executed by you and the Company.

Mr. Barry S. Howe
November 26, 2003
Page 7

25. Voluntary Agreement: In signing this Agreement, you give the Company assurance that you have signed it voluntarily and with a full understanding of its terms and that you have had sufficient opportunity to consider this Agreement and to consult with anyone of your choosing before signing it. If the terms of this Agreement are acceptable to you, please sign and return it to the undersigned. At the time you sign and return this Agreement, it will take effect as a legally binding agreement between you and the Company on the basis set forth above.

26. [OPTIONAL - For H-1B employees only] In addition, as an H-1B worker, regardless of whether you sign and return this letter, under the Immigration and Nationality Act, Section 214 (c)(5)(A) and 8 C.F.R. 214.2
     (h)(4)(iii)(E), the Company will provide you, as an H-1B worker, with the reasonable cost of your return transportation to , should you decide to depart the United States. "Reasonable costs" are defined as the fair market value of an airline ticket to your country of residence prior to coming to the United States to assume employment with the Company. Please return the Return Transportation Request Form attached to this Agreement, in the enclosed envelope, to [INSERT CONTACT NAME], indicating your intention in this regard. You are advised to consult with legal counsel regarding your immigration status. Once the Company receives your Return Transportation Request Form, the Company will contact you, if necessary, to make travel arrangements.]

27. Expiration of Offer: The offer made by the Company pursuant to this letter shall be null and void if it is not accepted in writing by you on or before the expiration of the 21-day period described in paragraph 12.

Date Received by Addressee: November 26, 2003.


                                        THERMO ELECTRON CORPORATION


                                        By: /s/ Seth H. Hoogasian
                                        ---------------------------------------
                                        Seth H. Hoogasian
                                        Title:  Vice President, General Counsel
                                                and Secretary

Accepted and Agreed to:


/s/ Barry S. Howe
----------------------------------
Mr. Barry S. Howe

                       Return Transportation Request Form
                                 For H-1B Worker


- I intend to depart the United States following the termination of my employment with THERMO ELECTRON CORPORATION on [INSERT TERMINATION DATE].


          I intend to travel to _____________________________________
                               (City,                        Country)

- I do not intend to depart the United States following the termination of my employment with THERMO ELECTRON CORPORATION on [INSERT TERMINATION DATE].


____________________________________            ________________________________
Employee Name                                   Date




     This Form is to be returned to [INSERT CONTACT NAME] in the enclosed envelope.

                                    Exhibit A


                   COMPANY INFORMATION AND INVENTION AGREEMENT

     In consideration and as a condition of my employment, or if now employed, the continuation of my employment by Thermo Electron Corporation or a subsidiary thereof (hereinafter collectively called the "Company") and the compensation paid therefor:

1. I agree not to disclose to others or use for my own benefit during my employment by the Company or thereafter any trade secrets or Company private information pertaining to any of the actual or anticipated business of the Company or any of its customers, consultants, or licensees acquired by me during the period of my employment, except to such an extent as may be necessary in the ordinary course of performing my particular duties as an employee of the Company.

2. I agree not to disclose to the Company, or to induce the Company to use, any confidential information or material belonging to others.

3. I understand that the making of inventions, improvements, and discoveries is one of the incidents of my employment, or that if not I may nonetheless make inventions while employed by the Company, and I agree to assign to Thermo Electron Corporation or its nominee my entire right, title, and interest in any invention, idea, device, or process, whether patentable or not, hereafter made or conceived by me solely or jointly with others during the period of my employment by the Company in an executive, managerial, planning, technical, research, engineering, or other capacity and which relates in any manner to the business of the Company, or relates to its actual or planned research or development, or is suggested or results from any task assigned to me or work performed by me for or in behalf of the Company, except any invention or idea which cannot be assigned by the Company because of a prior agreement with __________________________ effective until __________________________ (give name and date or write "none").

4. I agree, in connection with any invention, idea, device, or process covered by paragraph 3:

a) To disclose it promptly in writing to the proper officers or attorney of the Company.

b) To execute promptly, on request, patent applications and assignments thereof to Thermo Electron Corporation or its nominees and to assist the Company in any reasonable manner to enable it to secure a patent therefor in the United States and any foreign countries, all without further compensation except as provided herein.

5. I further agree that all papers and records of every kind relating to any invention or improvement included with the terms of the Agreement, which shall at any time come into my possession shall be the sole and exclusive property of the Company and shall be surrendered to the Company or upon request at any other time either during or after the termination of such employment.

6. I further agree that the obligations and undertakings stated above in paragraph 4b shall continue beyond the termination of my employment by the Company, but if I am called upon to render such assistance after the termination of my employment, then I shall be entitled to a fair and reasonable per diem in addition to reimbursement of any expenses incurred at the request of the Company.

7. I agree to identify in an attachment to this Agreement all inventions or ideas related to the business or actual or planned research or development of the Company in which I have right, title, or interest, and which were conceived either wholly or in part by me prior to my employment by the Company but neither published nor filed in the U.S. Patent and Trademark Office.

8. I understand that this Agreement supersedes any agreement previously executed by me relating to the disclosure, assignment and patenting of inventions, improvements, and discoveries made during my employment by the Company. This Agreement shall inure to the benefits of the successors and assigns of the Company and shall be binding upon my heirs, assigns, administrators, and representatives.



                                        /s/ Barry S. Howe
                                        --------------------------------
                                        Mr. Barry S. Howe


                                        December 24, 2003
                                        --------------------------------
                                        Date

                                        THERMO ELECTRON CORPORATION


                                        By: /s/ Seth H. Hoogasian
                                        --------------------------------
                                        Seth H. Hoogasian
                                        Title:  Vice President, General Counsel
                                                and Secretary

                                        December 24, 2003
                                        --------------------------------
                                        Date